Exhibit 99.1

Lihua International Announces
Exercise of Over-Allotment Purchase Option

DANYANG, CHINA, September 4, 2009 — Lihua International, Inc., (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese producer of superfine and magnet wire, today announced that Broadband Capital Management LLC and Rodman & Renshaw, LLC have exercised the over-allotment option to purchase an additional 300,000 shares of common stock.

The selling stockholder granted the option in connection with Lihua’s previously announced public offering of 2,300,000 shares of common stock at an offering price of $4.00 per share, which is expected to close on September 10, 2009, subject to customary closing conditions. Net proceeds from the offering are expected to be used for working capital and general corporate purposes.  Additionally, Lihua intends to expand its business through purchasing additional high speed fine wire drawing machines to further process excess copper rod and increase margins.

Broadband Capital Management LLC and Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on September 4, 2009.  A copy of the final prospectus relating to the offering may be obtained by visiting EDGAR on the SEC Website at www.sec.gov or upon request from Broadband Capital Management LLC, 712 Fifth Avenue, New York, NY 10019, 212-759-2020 or Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, NY 10020, 212-430-1710.

Lihua International, Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lihua International, Inc.
Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China’s rapidly growing magnet and fine wire market.  Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality, alternatives to pure copper magnet wire. Lihua’s products include copper-clad aluminum wire (“CCA”) and recycled scrap copper wire and are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries.  Lihua’s corporate and manufacturing headquarters are located in the heart of China’s copper industry in Danyang, Jiangsu Province.  http://www.lihuaintl.com

Contact
The Piacente Group, Inc.
Investor Relations
Kristen McNally / Brandi Floberg
(212) 481-2050
lihua@tpg-ir.com

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